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                                                                   EXHIBIT 10.44

                                    FORM OF
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), is entered into as of ___________, 1997 (the "Effective Date"), by and between EAGLE GEOPHYSICAL OFFSHORE, INC., a Texas corporation (the "Company"), and DAVID BURNS (the "Executive").

         The Company desires to employ the Executive and the Executive desires to accept employment with the Company, on the terms and conditions of this Agreement.

         Accordingly, the parties agree as follows:

         1.      Employment Duties and Acceptance.

                 1.1 Employment by the Company; Duties. The Company hereby agrees to employ the Executive for a term commencing on the Effective Date, and expiring at the end of the day twenty-four (24) months from the Effective Date (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the "Termination Date"), unless earlier terminated as provided in Section 4 or unless extended as provided herein (the "Term"). The Term shall be automatically extended commencing on the second anniversary of the Effective Date and on each anniversary of the Effective Date thereafter (such date and each anniversary of such date being a "Renewal Date"), so as to terminate twelve (12) months from such Renewal Date, unless and until at least six (6) months prior to a Renewal Date either party hereto gives written notice to the other that the Term should not be extended beyond the next Renewal Date, in which event the Termination Date shall be the Renewal Date following such notice. During the Term, the Executive shall serve in the capacity of Vice President - U.S. Offshore Operations of the Company and shall also serve in those offices and directorships of subsidiary and parent corporations or entities of the Company to which he may from time to time be appointed or elected. During the Term, the Executive shall devote all reasonable efforts and all of his business time and services to the Company, subject to the direction of the Board of Directors of the Company (the "Board"). The Executive shall not engage in any other business activities except for passive investments in corporations or partnerships not engaged in the Company Business (as hereinafter defined) pursuant to Section 3 hereof.

                 1.2 Acceptance of Employment by the Executive. The Executive hereby accepts such employment and shall render the services and perform the duties described above.

         2.      Compensation and Other Benefits.

                 2.1 Annual Salary. The Company shall pay to the Executive an annual salary at a rate of not less than one hundred forty thousand dollars ($140,000) per year (the "Annual Salary"), subject to increase at the sole discretion of the Board. The Annual Salary shall be
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payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than once each month, less such deductions as shall be required to be withheld by applicable law and regulations.

                 2.2      Incentive Bonus.

                          Executive Incentive Scheme.  The Executive shall be
entitled to participate in a Company Executive Incentive Scheme (the "Incentive Scheme") which, subject to the conditions below, shall give the Executive the potential to receive additional remuneration of up to 50% of salary each year.

                          2.2.1   The Company shall define the Incentive Scheme
annually on or before February 28th in each year for the Calendar year to which it relates.

                          2.2.2   The Incentive Scheme may take the form of a
single Company goal, for example profit performance or several individual targets such as productivity, etc., and may be varied each year.

                          2.2.3   Any remuneration earned under the Incentive
Scheme for a particular year shall be paid on or before 1st June of the following calendar year.

                          2.2.4   The Executive shall receive remuneration
under the Incentive Scheme for 1997 equal to 50% of his Annual Salary if and only if the Operating Profit Margin (as defined in Section 2.3 of this Agreement) of the Marine Business (as defined in Section 2.3 of this Agreement) for such year equals or exceeds 24% of revenues from the Marine Business.

                 2.3      Additional Incentive Bonus.

                          2.3.1   Grant of Additional Incentive Bonus.  The
Executive shall receive an additional incentive bonus, if earned, with respect to the fiscal years ending during the Term (the "Additional Incentive Bonus"); provided, however, that an Additional Incentive Bonus for a fiscal year shall only be payable if the Net After-Tax Profits (as hereinafter defined) for such fiscal year exceed Base Profits (as hereinafter defined).

                          2.3.2   Definitions.

                          "Base Profits" shall mean 5% of gross revenues from
the Marine Business.

                          "Chief Financial Officer" means the chief financial
officer of Eagle.

                          "Eagle" shall mean Eagle Geophysical, Inc., a
Delaware corporation.





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                          "Marine Business" means the marine seismic data
acquisition business of the Company and its wholly owned subsidiaries and of any other company that is a direct or indirect wholly owned subsidiary of Eagle.

                          "Net After-Tax Profits" means the amount of net
profits of the Marine Business calculated by the Chief Financial Officer applying U.S. generally accepted accounting principles and such other accounting principles and assumptions as may be reasonable and taking into account expenses attributable to allocable overhead (based on revenues) from all other companies controlled by or under common control with the Company engaged in the Marine Business and of such companies' parent corporation(s), and subtracting therefrom all income tax liabilities attributable to the Marine Business.

                          "Operating Profit Margin" means the amount of revenue
less cost of sales of the Marine Business calculated by the Chief Financial Officer applying U.S. generally accepted accounting principles and such other accounting principles and assumptions as may be reasonable.

                          2.3.3   Calculation of Bonus.  If Net After-Tax
Profits for a fiscal year exceed Base Profits for such fiscal year, the Executive shall receive an Additional Incentive Bonus equal to the Applicable Percentage set forth in the table below multiplied by the difference between actual Net After-Tax Profits and Base Profits.

                  Net After-Tax Profits
               (percent of gross revenues)         Applicable Percentage
               ---------------------------         ---------------------

             greater than 5%, but less than               1.0%
                     or equal to 6%

             greater than 6%, but less than               1.5%
                     or equal to 7%

                    greater than 7%                       2.0%


                          2.3.4   Applicable Percentage if Significant Increase
in Revenues. Notwithstanding the determination of Applicable Percentage in the table set forth in Subsection 2.3.3 above, if gross revenues for a fiscal year of the Marine Business increase by an amount of 20% or more as compared to gross revenues for the previous fiscal year of the Marine Business, then the Applicable Percentage for such fiscal year will be 2.0% so long as Net After Tax Profits for such fiscal year exceed Base Profits for such fiscal year.





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                          2.3.5  Payment of Additional Incentive Bonus.  The
Chief Financial Officer shall calculate the Net After-Tax Profits, and any Additional Incentive Bonus payable to the Executive in connection therewith, shall certify such calculations and shall deliver such calculations to the Executive as soon as reasonably practicable after the end of each fiscal year, but in any event within seventy-five (75) days following the end of such fiscal year. Any Additional Incentive Bonus payable hereunder shall be paid by the Company to the Executive within seven (7) days of delivery of such calculations by the Chief Financial Officer and in any event within eighty-two (82) days following the end of the applicable fiscal year. The additional remuneration payable pursuant to Section 2.2 hereof and the Additional Incentive Bonus payable pursuant to this Section 2.3 are hereinafter collectively referred as the "Bonuses."

                 2.4 Grant of Option. The Company agrees to grant the Executive, pursuant to the terms of Eagle's Option Plan created in connection with the initial public offering (the "IPO") of Eagle's common stock, options to acquire seventy-five thousand (75,000) shares of Eagle's common stock, at an exercise price equal to the IPO issue price. Such stock options shall vest over a period of three years, with stock options to acquire 25,000 shares vesting on each of the first three anniversaries of the Effective Date, subject to the terms of the Company's Option Plan. The Company agrees to use all reasonable efforts, consistent with the foregoing, to ensure that such stock options meet all requirements for treatment as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, and that such stock option plan meets the requirements of Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Act").

                 2.5 Vacation Policy. The Executive shall be entitled to a paid vacation of five weeks during each year of the Term.

                 2.6 Participation in Employee Benefit Plans. The Company agrees to permit the Executive during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company (collectively, "Benefits") which may be available to other executives of the Company on terms no less favorable to the Executive than the terms offered to such other executives. The Company agrees to use its best efforts to obtain immediate coverage for the Executive upon the commencement of the Term under its existing or newly adopted medical expense and hospitalization plan for employees without premium surcharge and without exclusions for disclosed preexisting conditions. The Executive shall cooperate with the Company in applying for such coverage, including submitting to a physical exam and providing all relevant health and personal data.

                 2.7 General Business Expenses. The Company shall pay or reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive's services under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires of its senior executive employees prior to making such payments or reimbursements.





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                 2.8      Company Car and Cellular Telephone.  The Company
shall pay the Executive a car allowance of five hundred and no/100 dollars ($500.00) per month, which the Executive may apply, in his discretion, to the cost associated with purchasing or leasing, insuring, operating and maintaining an automobile of the Executive's choice. The Executive may use the automobile for personal as well as business purposes. The Company shall also furnish the Executive with a cellular telephone of his choice and the Company shall pay all charges in connection with the use thereof, other than charges for calls not related to the Executive's duties hereunder.

         3.      Non-Competition, Confidentiality and Company Property.

                 3.1 Covenants Against Competition. The Executive acknowledges that (i) the Company is currently engaged in the business of owning, managing and operating seismic data acquisition equipment and hiring and managing crews to operate such equipment, which equipment and crews are contracted or hired for the purpose of performing geological surveys onshore and offshore (the "Company Business"); (ii) his work for the Company will give him access to trade secrets of and confidential information concerning the Company; and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

                          3.1.1   Non-Compete.  As an independent covenant, and
in order to enforce the provisions of Sections 3.1.3 and 3.1.5 hereof and the other provisions of this Agreement, the Executive agrees that he shall not during the Restricted Period (as hereinafter defined) within a one hundred
(100) mile radius of any office of the Company or any of its affiliates, including, without limitation, the locations specified from time to time pursuant to Section 7.2 hereof and any field offices, directly or indirectly (except in the Executive's capacity as an officer of the Company), (i) engage or participate in the Company Business; (ii) enter the employ of, or render any other services to, any person engaged in the Company Business except as permitted hereunder; or (iii) become interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, lender, officer, director, principal, agent or trustee except as permitted hereunder; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Executive is not a controlling person of, or a member of a group which controls, such person and the Executive does not, directly or indirectly, own 5% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such person. As used herein, the "Restricted Period" shall mean a period commencing on the date hereof and terminating upon the first to occur of (a) the date on which the Company terminates or is deemed to terminate the Executive's employment without Cause (as hereinafter defined), (b) the date the Executive terminates or is deemed to terminate his employment pursuant to Section 4.6 hereof or (c) the date of termination of this Agreement; provided, however, that if the Company shall have terminated the Executive's employment for Cause and such Cause in fact exists or if the Executive shall have terminated his employment





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with the Company in breach of the terms of this Agreement, the Restricted
Period shall end one (1) year following the termination of the Executive's employment hereunder.

                          3.1.2   Customers.  As an independent covenant, the
Executive also agrees to refrain during the Restricted Period, without written permission from the Company, from diverting, taking, soliciting and/or accepting on his own behalf or on the behalf of another person, firm, or company, the business of any past or present customer of the Company, its divisions, subsidiaries and/or other affiliated entities, or any identified prospective or potential customer of the Company, its divisions, subsidiaries and/or affiliated entities, whose identity became known to the Executive through his employment by the Company.

                          3.1.3   Confidential Information.

                                  3.1.3.1  The Executive acknowledges that the
Company has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Company agrees to provide the Executive access to confidential information in conjunction with the Executive's duties, including, without limitation, information of a technical and business nature regarding the Company's past, current or anticipated business that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, Company employee information, organizational charts, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects, ideas, discoveries, inventions, improvements, trade secrets, design specifications, writings and other works of authorship. In exchange, as an independent covenant, the Executive agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to his employment by the Company, of any Intellectual Property of a confidential or trade secret nature, generated or acquired by him during the course of his employment, except to the extent that the disclosure of Intellectual Property Information is necessary to fulfill his responsibilities as an employee of the Company. The Executive understands that confidential matters and trade secrets include information not generally known by or available to the public about or belonging to the Company, its divisions, subsidiaries, and related affiliates, or belonging to other companies to whom the Company, its divisions, subsidiaries, and related affiliates, may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Company's written consent.

                                  3.1.3.2  The Executive further agrees not to
disclose to the Company, or induce any personnel of the Company to use, any confidential information, trade secret, or confidential material belonging to others.

                                  3.1.3.3  The Executive agrees that the
covenants set forth in Sections 3.1.3.1 and 3.1.3.2 are independent covenants and indefinite obligations binding upon the Executive both during and after the termination of the Executive's relationship with the Company.





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                          3.1.4   Property of the Company.  All memoranda,
notes, lists, records, engineering drawings, technical specifications and related documents and other documents or papers (and all copies thereof) relating to the Company, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of the Executive after the date hereof, or made available to the Executive after the date hereof relating to the Company, its affiliates or any entity which may hereafter become an affiliate thereof, shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with the Company or at any other time upon request; provided, however, that the Executive's address books, diaries, chronological correspondence files and rolodex files shall be deemed to be property of the Executive.

                          3.1.5   Original Material.  The Executive agrees that
any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company and its divisions, subsidiaries, affiliates, or related entities, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by the Executive alone or jointly with others during the Executive's employment with the Company shall be the property of and belong exclusively to the Company. The Executive shall promptly and fully disclose to the Company the origination or development by the Executive of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during the subsequent to the Executive's employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due the Executive pursuant to his employment by the Company, but at no expense to him, the Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

                          3.1.6   Employees of the Company and its Affiliates.
As an independent covenant, the Executive agrees to refrain during his employment by the Company, and in the event of the termination of his employment for any reason for a period of one year thereafter, from inducing or attempting to influence any employee of the Company, its divisions, subsidiaries and/or affiliated entities to terminate his employment.

                          3.1.7   Company's Interest.  The Executive further
agrees that these covenants are made to protect the legitimate business interests of the Company, including interests in the Company's property described in and pursuant to Section 3.1.4 and Section 3.1.5, and not to restrict his mobility or to prevent him from utilizing his general technical skills. The





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Executive understands as a part of these covenants that the Company intends to exercise whatever legal recourse against him for any breach of this Agreement and, in particular, for any breach of these covenants.

                 3.2 Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions contained in Section 3.1 of this Agreement (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                          3.2.1   Specific Performance.  The right and remedy
to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                          3.2.2   Accounting.  The right and remedy to require
the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

                 3.3 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

                 3.4 Court Review. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of, or scope of activities restrained by, such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

                 3.5 Enforceability in Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.





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         4.      Termination.

                 4.1 Termination Upon Death. If the Executive dies during the Term, this Agreement shall terminate, provided, however, that in any such event, the Company shall pay to the Executive, or to his estate, any portion of the Annual Salary that shall have been earned by the Executive prior to the termination but not yet paid, any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans shall be paid to the Executive, or to his estate or designated beneficiary, in accordance with the provisions of such plan; and the Company shall reimburse the Executive, or his estate, for any expenses with respect to which the Executive is entitled to reimbursement pursuant to Section
2.7 of this Agreement, and the Executive's right to indemnification, payment or reimbursement pursuant to Section 6 of this Agreement shall not be affected by such termination and shall continue in full force and effect, both with respect to proceedings that are threatened, pending or completed at the date of such termination and with respect to proceedings that are threatened, pending or completed after that date.

                 4.2 Termination With Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company's obligation to the Executive shall be limited solely to the payment of unpaid Annual Salary accrued, together with unpaid Bonuses, if any, and Benefits vested up to the effective date specified in the Company's notice of termination. As used in this Agreement, the term "Cause" shall mean and include (i) chronic alcoholism or controlled substance abuse as determined by a doctor reasonably selected by the Company, (ii) an act of proven fraud or dishonesty on the part of the Executive with respect to the Company or its subsidiaries; (iii) knowing and material failure by the Executive to comply with material applicable laws and regulations relating to the business of the Company or its affiliates; (iv) the Executive's continuing failure to satisfactorily perform his duties hereunder (as reasonably determined by the Board) or a material breach by the Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Executive; or (v) conviction of a crime involving moral turpitude or a felony. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) above, the Executive shall be given 30 days' prior notice from the Board specifically identifying the reasons which are alleged to constitute Cause for any termination hereunder and an opportunity to be heard by the Board in the event the Executive disputes such allegations.

                 4.3 Termination Without Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereof), the Company's obligation to the Executive shall be limited solely to
(i) the payment, at the times and upon the terms





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provided for herein, of (A) the Executive's Annual Salary and car allowance (as set forth in Section 2.8 hereof) for the months remaining in the Term at the time of such termination, based on the Annual Salary of the Executive in effect on the date of termination (or, if the Company has reduced the Executive's Annual Salary in breach of this Agreement, the Executive's Annual Salary before such reduction), and (B) all unpaid bonuses and Benefits awarded or accrued up to the date of termination, and (ii) the vesting of any unvested stock options granted by the Company pursuant to Section 2.4 hereof. In the event of a termination by the Company without Cause within 180 days after Change of Control (as hereinafter defined), including a constructive termination without Cause pursuant to Section 4.6, the amounts due to the Executive pursuant to this Section 4.3 shall be due and payable in one lump-sum payment within 60 days after such termination. In all other cases, any amounts due to the Executive pursuant to this Section 4.3 shall be due and payable as and when they would have become due and payable absent such termination.

                 4.4 Termination by the Executive. Any termination of this Agreement by the Executive during the Term, except such termination as is deemed to be a constructive termination without Cause by the Company under
Section 4.6 of this Agreement, shall be deemed to be a breach of the terms of this Agreement for the purposes of Section 3.1.1 hereof and shall entitle the Company to discontinue payment of all Annual Salary, Bonuses and Benefits accruing from and after the date of such termination.

                 4.5 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as determined by a physician reasonably selected by the Company, so that the Executive is unable substantially to perform his services hereunder for (i) a period of four consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the last day of the four consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, by written notice to the Executive, terminate the Executive's employment hereunder and discontinue payments of the Annual Salary, Bonuses and Benefits accruing from and after the date of such termination. The Executive shall be entitled to the full compensation payable to him hereunder for periods of disability shorter than the periods specified in clauses (i) and (ii) of the previous sentence.

                 4.6 Constructive Termination Without Cause. Notwithstanding any other provision of this Agreement, the Executive's employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events shall occur without the consent of the Executive: (i) a failure to elect or reelect or to appoint or reappoint the Executive to the office of Vice President - U.S. Offshore Operations of the Company or other material change by the Company of the Executive's functions, duties or responsibilities which change would reduce the ranking or level, dignity, responsibility, importance or scope of the Executive's position with the Company from the position and attributes thereof described in Section 1 above; (ii) the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor





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corporation with a net worth at least equal to that of the Company assumes this
Agreement and all obligations and undertakings of the Company hereunder; (iii) a reduction in the Executive's fixed salary; (iv) the failure of the Company to continue to provide the Executive with office space, related facilities and secretarial assistance that are commensurate with the Executive's responsibilities to and position with the Company; (v) the notification by the Company of the Company's intention not to observe or perform one or more of the obligations of the Company under this Agreement; (vi) the failure by the Company to indemnify, pay or reimburse the Executive at the time and under the circumstances required by Section 6 of this Agreement; or (vii) the occurrence of any other material breach of this Agreement by the Company or any of its subsidiaries. Any such termination shall be made by written notice to the President of the Company, specifying the event relied upon for such termination and given within 60 days after such event. Any constructive termination shall be effective 60 days after the date the President of the Company has been given such written notice setting forth the grounds for such termination with specificity; provided, however, that the Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within 60 days after such notice the action constituting such ground for termination is no longer continuing. A constructive termination by the Company without Cause shall terminate the Restrictive Period hereunder.

                 4.7 For the purposes hereof, a "Change of Control of the Company" shall be deemed to have occurred if after the effective date and the IPO (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the
Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least a majority of the members of the Board in office immediately prior to such person attaining such percentage interest;
(ii) there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least a majority of the members of the Board in office, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) of this Section 4.7, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

         5. Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance





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company or companies to which any application or applications for insurance may be made by or for the Company.

         6.      Indemnification.

                 6.1 The Company shall, to the maximum extent not prohibited by law, indemnify the Executive if he is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a "Proceeding"), by reason of the fact that the Executive is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) paid or incurred in connection with any such Proceeding.

                 6.2 The Company shall, from time to time, reimburse or advance to the Executive the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that, if required by the Texas Business Corporation Act, such expenses incurred by or on behalf of the Executive may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of the Executive, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Executive is not entitled to be indemnified for such expenses.

                 6.3 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall not be deemed exclusive of any other rights which the Executive may now or hereafter have under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 6.4 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to the Executive after he has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of the Executive.

                 6.5 The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate, and the Executive shall be covered by such insurance on the same basis as the other directors and executive officers of the Company.

                 6.6 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall be enforceable by the Executive





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
in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the Executive is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that the Executive is not so entitled. The Executive shall also be indemnified for any expenses incurred in connection with successfully establishing his right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                 6.7 If the Executive serves (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company, (ii) another corporation which owns a majority of the shares entitled to vote in the election of the directors of the Company (a "Parent Corporation") or of which a majority of the shares entitled to vote in the election of its directors is held by the Parent Corporation or
(iii) any employee benefit plan of the Company or any corporation referred to in clause (i) or (ii), in any capacity, then he shall be deemed to be doing so at the request of the Company.

                 6.8 The right to indemnification or reimbursement or advancement of expenses shall be interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding.

         7.      Other Provisions.

                 7.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                          (i) "affiliate" with respect to the Company means any other person controlled by or under common control with the Company but shall not include any stockholder or director of the Company, as such.

                          (ii) "person" means any individual, corporation, partnership, firm, joint Company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                          (iii) "subsidiary" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by the Company.

                 7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such





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
notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

                          (i)     if to the Company, to:

                                  Eagle Geophysical Offshore, Inc.
                                  50 Briar Hollow Lane
                                  West Building, 6th Floor
                                  Houston, Texas  77027
                                  Attention:  President

                                  with a copy to:

                                  Gardere Wynne Sewell & Riggs, L.L.P.
                                  333 Clay Avenue, Suite 800
                                  Houston, Texas  77002
                                  Attention:  N. L. Stevens III

                          (ii)    if to the Executive, to:

                                  David Burns
                                  2203 Crystal Hills Drive
                                  Houston, Texas 77077

Any party may change its address for notice hereunder by notice to the other party hereto.

                 7.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                 7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed and enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Houston, Texas.





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                 7.6      Assignment.  This Agreement, and any rights and
obligations hereunder, may not be assigned by the Executive and may be assigned by the Company (subject to Section 4.6 (iii) hereof) only to a successor by merger or purchasers of substantially all of the assets of the Company.

                 7.7 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 7.9 Validity Contest. The Company shall promptly pay any and all legal fees and expenses incurred by the Executive from time to time as a direct result of the Company's contesting the due execution, authorization, validity or enforceability of this Agreement.

                 7.10 Binding Agreement. This Agreement shall inure to the benefit of and bit binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                               EAGLE GEOPHYSICAL OFFSHORE, INC.


                                               By:____________________________
                                                     Name:____________________
                                                     Title:___________________

                                               EXECUTIVE


                                               _______________________________
                                                     David Burns





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